EXHIBIT 99.1


Contact: Susan B. Railey
         (301) 255-4740                     FOR IMMEDIATE RELEASE


        AIM 85 DECLARES FINAL LIQUIDATING DISTRIBUTION OF $1.32 PER UNIT

      AIM 85 to Close Stock Transfer Books on August 8, 2005 and Terminate
                                -----------------

     ROCKVILLE, MD, July 27, 2005 -- (AMEX/AII) The general partner of American Insured Mortgage Investors - Series 85, L.P. (AIM 85) has completed the sale of the Partnership's remaining assets and declared the final liquidating distribution to unitholders in the amount of $1.32 per unit resulting in the termination of the Partnership.

     AIM 85 will close its stock transfer books at the close of business on August 8, 2005. In order to receive the final liquidating distribution of $1.32 per unit, unitholders on such date will be required to surrender their certificates representing depositary units of limited partnership interest to Registrar and Transfer Company, the Partnership's transfer agent, pursuant to a Letter of Transmittal expected to be mailed to unitholders on or about August 12, 2005. Certain unitholders that do not hold a certificate because their units are held in book entry form will not be required to execute a Letter of Transmittal in order to receive the final liquidating distribution of $1.32 per unit. The American Stock Exchange intends to suspend trading of AIM 85 units as of the close of business on August 8, 2005.

     The final liquidating distribution represents the unitholder's pro rata share of the aggregate proceeds from the disposition of the Partnership's assets less amounts required for payment of, or provision for, the Partnership's remaining expenses and distributions to the General Partner, as more fully set forth in the Partnership Agreement.

Note: Forward-looking statements or statements that contain the words "believe", "anticipate", "expect", "may" or similar expressions and projections contained in this release involve a variety of risks and uncertainties. These risks and uncertainties include unknown claims and liabilities which would negatively impact the amount of the final liquidating distribution, the timing of the closing of the Partnership's books, the suspension of trading of AIM 85 units on the American Stock Exchange and the termination of the Partnership. Such statements are subject to these risks and uncertainties, which could cause actual results to differ materially from those projected. The general partner of American Insured Mortgage Investors- Series 85, L.P. and the Partnership assume no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

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